Exhibit 99.1

Contact:	John L. Morgan
763-520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES TWO STRATEGIC INVESTMENTS

Minneapolis, MN (July 1, 2003)  —  Winmark Corporation (Nasdaq: WINA) announced today that it has made two strategic investments.

Winmark Corporation has made a $1,000,000 equity investment in eFrame, LLC.  The purchase will be directly from eFrame and represents a 20% ownership stake.  eFrame is a Omaha, Nebraska private company that provides technology support services for customers that pay a low monthly fee.  Winmark’s President and COO, Stephen M. Briggs, will join the eFrame Board, and he comments, “We are excited about our investment in eFrame.  Their strategy of serving small and medium size businesses complements our long-term plans to grow Winmark Business Solutions.”

In a separate transaction, Winmark announced it has joined in a group that purchased 5% of the outstanding stock of Analysts International Corporation, a public company located in Minneapolis, Minnesota that provides IT services and staffing.

Commenting on these two investments, John L. Morgan, CEO and Chairman, states, “These investments are a continuation of our efforts to get Winmark involved with companies that will better position us to improve and grow our Company.”

Winmark Corporation provides support services and develops franchises for stores that buy, sell, trade and consign used and new merchandise.  At March 29, 2003, the Company had 830 franchise and retail stores in operation and an additional 25 franchises awarded but not open.  Of the stores in operation, there were 473 Play It Again Sports®, 220 Once Upon A Child®, 85 Plato’s Closet® and 52 Music Go Round® stores.